                                                                     EXHIBIT 8.2


ATTORNEYS AT LAW


400 HAMILTON AVENUE


PALO ALTO, CA 94301-1825


TEL (415) 328-6561


FAX (415) 327-3699


HTTP://WWW.GCWF.COM
                                                          [Date]

Force Computers Inc.
2001 Logic Drive
San Jose, CA 95124

Ladies and Gentlemen:

     We have acted as legal counsel to Force Computers Inc., a Delaware corporation ("Force") in connection with the preparation and execution of the Agreement and Plan of Reorganization dated September 25, 1996 (the "Merger Agreement") among Solectron Corporation, a California corporation ("Solectron"), Force Acq. Corp., a Delaware corporation and a wholly-owned subsidiary of Solectron ("Sub") and Force. Pursuant to the Merger Agreement, Sub will merge with and into Force (the "Merger"), and Force will become a wholly-owned subsidiary of Solectron. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").


     You have requested our opinion that the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code. In delivering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (1) the shareholder information statement of Force prepared in connection with the 3(a)(10) Permit (the "Information Statement") and the registration statement on Form S-4 of a Prosectus/Consent Solicitation of Force and Solectron (the "Registration Statement"); (2) the Merger Agreement; (3) such other instruments and documents related to the formation, organization and operation of Force and Solectron or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate; (4) representations and warranties made to us by Force, Solectron and Sub (the "Officers' Certificates"); (5) representations and warranties of certain shareholders of Force in "Continuity of Interest Certificates" and of certain shareholders, officers and directors of Force in "Affiliate Agreements"; and (6) an opinion of counsel, received by Solectron from Wilson Sonsini Goodrich & Rosati, Professional Corporation, substantially identical in substance to this opinion (the "WSGR Tax Opinion").


     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:


          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;



          2. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;

GARY CARY WARE & FREIDENRICH



FORCE COMPUTERS, INC.


[DATE]


PAGE 2



          3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us (including, but not limited to the Officers' Certificates, the Continuity of Interest Certificates, and the Affiliate Agreements) are true and correct as of the date hereof, at the effective date of the Information Statement and at the Effective Time, and no actions have been (or will be) taken which are inconsistent with such statements, descriptions and representations;



          4. The Merger will be reported by Solectron and Force on their respective federal income tax returns in a manner consistent with the opinion set forth below;



          5. The Merger will be consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the applicable state law; and



          6. The WSGR Tax Opinion has been delivered and not withdrawn.


     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes, the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code. In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code. No opinion is expressed as to any other matter, including any other tax consequences of the Merger or any other transaction (including any transaction undertaken in connection with the Merger) under any foreign, federal, state, or local tax law.

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.


     This opinion has been delivered to you for the purpose of satisfying the requirements of Section 6.1(d) of the Merger Agreement. It may not be relied upon by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent, however, to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus/Consent Solicitation constituting a part thereof, and any amendments thereto.



                                          Very truly yours,



                                          GRAY CARY WARE & FREIDENRICH


                                          A Professional Corporation